Exhibit 99.1

August 13, 2013

Tofutti Press Release

Company Contact:              Steve Kass
Chief Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES SECOND QUARTER
 AND SIX MONTH RESULTS

Cranford, New Jersey  -- August 13, 2013 -- TOFUTTI BRANDS INC. (NYSE MKT Symbol: TOF) today announced its results for the thirteen and twenty-six week periods ended June 29, 2013.

Tofutti Brands reported net sales for the thirteen weeks ended June 29, 2013 of  $4,262,000, an increase of $563,000, or 13%, compared to net sales of $3,699,000 for the thirteen weeks ended June 30, 2012. Net sales for the twenty-six week period ended June 29, 2013 were $7,701,000, an increase of $712,000, or 10%, compared to net sales of $6,989,000 for the twenty-six week period ended June 30, 2012.  Increased sales in both the thirteen and twenty-six week 2013 periods were primarily a result of increased sales of our non-dairy cheese products.

The company’s gross profit and gross profit percentage for the thirteen week period ending June 29, 2013 were approximately $1,489,000 and 35%, respectively, compared to $1,133,000 and 31%, respectively, for the period ending June 30, 2012. The increase in gross profit was due to the increase in sales, while the increase in gross profit percentage was due to the positive effect of price increases put into effect in the second quarter coupled with the elimination of certain promotional allowance programs that were in effect in the 2012 period. The company’s gross profit and gross profit percentage for the twenty-six week period ending June 29, 2013 were  $2,493,000 and 32%, respectively, compared to $1,946,000 and 28%, respectively, for the period ending June 30, 2012.

For the thirteen week period ended June 29, 2013, the company reported income of $181,000 with no income tax expense compared to a loss before income taxes of $165,000 with an income tax benefit of $67,000 for the thirteen week period ended June 30, 2012. As a result, the company recorded net income of $181,000, or $0.04 per share, for the thirteen weeks ended June 29, 2013 compared to a net loss of $98,000, or $0.02 per share, for the thirteen weeks ended June 30, 2012.

 The company reported a loss of $82,000 before an income tax expense of $6,000 for the twenty-six week period ended June 29, 2013 compared to a loss of $506,000 before an income tax benefit of $197,000 for the twenty-six week period ended June 30, 2012. The company’s net loss for the twenty-six weeks ended June 29, 2013 was $88,000, or $0.02 per share, compared to a net loss of $309,000, or $0.06 per share, for the twenty-six weeks ended June 30, 2012.

As of June 29, 2013, the company’s working capital was approximately $3.5 million, with approximately $0.35 million in cash and cash equivalents, compared with working capital of $3.6 million and approximately $0.47 million in cash and cash equivalents at December 29, 2012.  The decrease in cash and cash equivalents is attributable to $120,000 used in operating activities.

Mr.  David Mintz, Chairman and Chief Executive Officer of the company stated, “Our results for the second quarter of 2013 reflect our continuing efforts to improve our sales. We are pleased by our double digit sales growth in the quarter, which was spurred by the continued growth in sales of our non-dairy cheese products. The introduction of new products and price increases instituted in the first and second quarters of the year have also helped to improve our sales and gross margins. We are optimistic about introducing our mozzarella dairy-free cheese into the chain restaurant pizza marketplace, offering a dairy-free cheese topping for lactose intolerant consumers. We believe our results will continue to improve during the remainder of fiscal 2013.”

About Tofutti Brands Inc.

Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of dairy-free products.  The Company sells more than 80 milk-free foods including frozen desserts, cheese products and prepared frozen dishes throughout the United States and in more than 30 countries. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods.   Available throughout the United States and in more than 30 countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy, diabetic, kosher or vegan, as well as those who wish to have a healthier low-fat diet. Tofutti's product line includes dairy-free ice cream pints, Tofutti Cutie® sandwiches and novelty bars.  Tofutti also has a growing array of prepared foods including Pizza Pizzaz®, Mintz's Blintzes®, and a Cheese Ravioli line, all made with Tofutti's milk-free cheeses such as Better Than Cream Cheese®, Sour Supreme® and Veggie Cheese Slices.  For more information, visit www.tofutti.com.

Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS INC.
Condensed Statements of Operations
(in thousands, except per share figures)

	Thirteen weeks ended June 29, 2013	Thirteen weeks ended June 30, 2012	Twenty-six weeks ended June 29, 2013	Twenty-six weeks ended June 30, 2012

Net sales	$4,262	$3,699	$7,701	$6,989
Cost of sales	2,773	2,566	5,208	5,043
Gross profit	1,489	1,133	2,943	1,946
Operating expenses	1,308	1,298	2,575	2,452
Income (loss) before income taxes	181	(165)	(82)	(506)
Income tax (benefit) expense	--	(67)	6	(197)
Net income (loss)	$181	$(98)	$(88)	$(309)
Weighted average common shares outstanding:
Basic and diluted	5,154	5,154	5,154	5,154
Net income (loss) per common share:
Basic and diluted	$0.04	$(0.02)	$(0.02)	$(0.06)

TOFUTTI BRANDS INC.
Condensed Balance Sheets
(in thousands, except share figures)

	June 29, 2013	December 29, 2012
Assets
Current assets:
Cash and cash equivalents	$351	$471
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $308 and $303 respectively	2,123	1,880
Inventories, net of reserve of $100 and $100, respectively	1,866	1,750
Prepaid expenses	53	77
Deferred costs	260	165
Refundable income taxes	332	331
Total current assets	4,985	4,674

Other assets	16	16
	$5,001	$4,690

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$708	$446
Accrued expenses	468	436
Deferred revenue	288	183
Total current liabilities	1,464	1,065

Commitments and contingencies	--	--

Stockholders’ equity:
     Preferred stock - par value $.01 per share;
         authorized 100,000 shares, none issued
     Common stock - par value $.01 per share;
         authorized 15,000,000 shares, issued and
         outstanding 5,153,706 shares at June 29, 2013,
         and 5,153,706 shares at December 29, 2012
	-- 52	-- 52
Additional paid-in capital	--	--
Retained earnings	3,485	3,573
Total stockholders’ equity	3,537	3,625
Total liabilities and stockholders’ equity	$5,001	$4,690

*           Derived from audited financial information.